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                                                                    CONFIDENTIAL

Optiva Corporation
13222 SE 30th Street
Bellevue, WA  98005
(206) 957-0970  Voice
(206) 401-4824  Fax

                              CONSULTING AGREEMENT

        THIS AGREEMENT is entered into this 1st day of September, 1997 between Dr. David Engel ("Consultant") and Optiva Corp. ("Optiva").

        WHEREAS Optiva desires to utilize Consultant's services, and Consultant has expertise of use to Optiva;

        NOW, THEREFORE, it is mutually agreed as follows:

1. Confidential Information and Materials. Consultant will or has already entered into a CONFIDENTIALITY AGREEMENT with Optiva, and affirms his/her willingness to uphold the terms of that agreement.

2. Status of Parties. It is agreed and understood that Consultant is an independent contractor and is not an employee, partner, or joint venture of Optiva. To the extent permitted by law, Consultant shall have the sole and absolute discretion in judgment in the manner and means of carrying out his business activities. Optiva shall not be liable for any obligations incurred by Consultant, nor does Consultant have the authority to bind Optiva in any manner without its specific written permission.

        Optiva is not supplying a place of work for Consultant. Consultant warrants that he/she maintains an independent business and has the resources required to complete the projects.

        Consultant warrants that he/she is under no disability that would prevent him/her from entering into the agreement, from providing the services required hereunder, or from completely complying with all provisions herein. Consultant is responsible for all fees and expenses of his business, with the exception of out-of-pocket expenses related to Optiva projects. These will be fully reimbursed to the Consultant by Optiva.

3. Services to be Rendered. Consultant shall provide such technical assistance and related services as required by Optiva during the term of this agreement. Consultant warrants that he/she will use best efforts to complete such work on a timely basis, devoting as much work as is agreed and necessary.

4. Fees. Optiva agrees to pay Consultant for two days/month at a rate of $5,900 per month (Five Thousand Nine Hundred Dollars) starting 9/1/97 through and including as mutually agreed.

5. Term and Termination. This agreement shall be in full force and effect from the date of its execution until completion of any such projects. Optiva may terminate this agreement at any time for cause upon written notice to Consultant. Such cause shall include but not be limited to failure by Consultant to provide quality services or failure by Consultant to devote a satisfactory amount of time to the projects. This Agreement may be terminated by either party without cause


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upon giving seven (7) days written notice. Upon termination, Optiva shall promptly pay Consultant all fees earned prior to termination.

6. New Developments. "New Developments" are defined as any and all improvements, inventions, discoveries, ideas and other things, whether patentable or not, that are made or conceived by Consultant (whether alone or with others), and that relate to or arise out of the services performed for Optiva.

        Consultant agrees to promptly disclose to Optiva any New Developments, and that such New Developments shall be and remain the sole and exclusive property of Optiva, and that Consultant shall, at Optiva's request and without further compensation, do all things reasonably necessary to insure Optiva's ownership of such New Developments.

7. Indemnity. Consultant agrees to indemnify and hold Optiva harmless from all claims, demands, and liabilities, including costs and attorney's fees, to which Optiva is subjected by reason of any breach by Consultant of this Agreement. Optiva agrees to indemnify and hold Consultant harmless from all claims, demands, and liabilities, including costs and attorney's fees, to which Consultant is subjected by reason of any breach by Optiva of this Agreement.

8. Miscellaneous. This Agreement is not assignable. Amendments to this Agreement shall be made in writing and be signed by each of the parties. This Agreement shall be governed by the laws of the State of Washington.

OPTIVA CORP.                                   CONSULTANT


by /s/ David Giuliani                          by:  /s/ David Engel
   --------------------------                      -----------------------------
its:  PRES/CEO
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                                               Address

                                                                4451 Huggins St.
                                               ---------------------------------
Date:  9/10/97                                              San Diego, CA  92122
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                                               Telephone:  619-550-0393


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